The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission.

Subject to completion dated August 29, 2008.

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Aggregate Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Notes offered hereby	$[•]	100.00%	$[•]	$[•](1)

(1)   The filing fee is calculated in accordance with Rule 457® under the Securities Act. There are unused registration fees of $[•] that have been paid in respect of securities offered from Eksportfinans ASA’s Registration Statement No. 333-140456, of which this pricing supplement is a part. After giving effect to the $[•] registration fee for this offering, $[•] remains available for future offerings. No additional registration fee has been paid with respect to this offering.
PRELIMINARY PRICING SUPPLEMENT NO. 281 dated [•], 2008	Filed pursuant to Rule 424(b)(5)
to Prospectus Supplement and Prospectus dated February 5, 2007	Registration Statement No. 333-140456
relating to the Eksportfinans ASA U.S. Medium-Term Note Program

EKSPORTFINANS ASA

[10.50 -11.50]% Auto Redeemable Enhanced Yield Securities
Linked to the Common Stock of Schlumberger Limited
due September 18, 2009

This document is a pricing supplement. This pricing supplement provides specific pricing information in connection with this issuance of securities. Prospective investors should read this pricing supplement together with the prospectus supplement and prospectus dated February 5, 2007 for a description of the specific terms and conditions of the particular issuance of securities. This pricing supplement amends and supersedes the accompanying prospectus supplement and prospectus to the extent that the information provided in this pricing supplement is different from the terms set forth in the prospectus supplement or the prospectus.

Issuer: Agent: Principal Amount:

Eksportfinans ASA

Wachovia Capital Markets, LLC. The agent may make sales through its affiliates or selling agents.

Each security will have a principal amount of $1,000.00. Each security will be offered at an initial public offering price of $1,000.00. The securities are not principal protected.

Maturity Date: Interest:

September 18, 2009

Expected to be between 10.50% and 11.50% per annum (to be determined on the trade date), computed on a 30/360 day count basis, payable to holders of record 15 calendar days to the applicable interest payment date.

Interest Payment Dates: Underlying Stock:

The 18th of each month, beginning October 18, 2008 to and including the maturity date.

The securities are linked to the common stock of Schlumberger Limited. Schlumberger Limited has no obligations relating to, and does not sponsor or endorse, the securities.

Automatic Redemption:

If the market price of the underlying stock at any time on any trading day after six months from the trade date to and including the valuation date equals or exceeds the initial stock price, the securities will be redeemed for the principal amount plus accrued but unpaid interest to but excluding the automatic redemption date.

Payment at Maturity:

On the maturity date, unless we have previously redeemed the securities, you will receive for each security you hold, a cash payment equal to the principal amount, plus accrued but unpaid interest, unless:

(a) a knock-in event has occurred; and

(b) the closing price of the underlying stock on the valuation date is less than the initial stock price.

If the conditions described in (a) and (b) both occur, at maturity, for each security you hold, you will receive a number of shares of the underlying stock equal to [•] (the number of shares of the underlying stock equal to $1,000.00 on the trade date) multiplied by the share multiplier (plus cash for any fractional shares), plus accrued but unpaid interest in cash.

If we have not previously redeemed the securities, and if a knock-in event has occurred and the closing price of the underlying stock on the valuation date is less than the initial stock price, you will lose some or all of your principal and receive shares of the underlying stock instead of a cash payment. Under these conditions, the market value on the valuation date of the shares of the underlying stock that you will receive on the maturity date will be less than the aggregate principal amount of your securities and could be $0.00 (but you will still receive accrued but unpaid interest in cash).

A knock-in event will occur if the market price of the underlying stock at any time on any trading day, from the first trading day following the trade date to and including the valuation date, is less than or equal to the knock-in price. The knock-in price equals $[•], the price that is 25.00% below the initial stock price of $[•]. The valuation date will be September 11, 2009.

Listing:	The securities will not be listed or displayed on any securities exchange or any electronic communications network.

Trade Date:	[•]

Original Issue Date:	[•]

CUSIP Number:	[•]

     For a detailed description of the terms of the securities, see “Summary Information” beginning on page P-2 and “Specific Terms of the Securities” beginning on page P-14.

Investing in the securities involves risks. See “Risk Factors” beginning on page P-10.

	Per Security	Total

Maximum Public Offering Price	$[•]	$[•]
Maximum Underwriting Discount and Commission	$[•]	$[•]
Maximum Proceeds to Eksportfinans ASA	$[•]	$[•]

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

     Capitalized terms used in this pricing supplement without definition have the meanings given to them in the prospectus supplement and accompanying prospectus.

Wachovia Securities

The date of this preliminary pricing supplement is August 29, 2008

SUMMARY INFORMATION

     This summary includes questions and answers that highlight selected information from this pricing supplement and the accompanying prospectus supplement and prospectus to help you understand the [10.50 -11.50]% Auto Redeemable Enhanced Yield Securities Linked to the Common Stock of Schlumberger Limited due September 18, 2009, which we refer to as the securities. You should carefully read this pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the securities as well as the tax and other considerations that are important to you in making a decision about whether to invest in the securities. You should carefully review the sections entitled “Risk Factors” in this pricing supplement and the accompanying prospectus supplement and prospectus, which highlight certain risks associated with an investment in the securities, to determine whether an investment in the securities is appropriate for you.

     Unless otherwise mentioned or unless the context requires otherwise, all references in this pricing supplement to “Eksportfinans”, “we”, “us” and “our” or similar references mean Eksportfinans ASA and its subsidiaries.

What are the securities?

     The securities offered by this pricing supplement will be issued by Eksportfinans and will mature on September 18, 2009. The return on the securities is linked to the performance of the common stock of Schlumberger Limited, which we refer to as the underlying stock issuer, and will depend on whether an auto-redemption event or a knock-in event occurs during the term of the securities and whether the final stock price is less than the initial stock price, each as described below.

     As discussed in the accompanying prospectus supplement, the securities are debt securities and are part of a series of debt securities entitled “Medium-Term Notes” that Eksportfinans may issue from time to time. The securities will rank equally with all other unsecured and unsubordinated debt of Eksportfinans. For more details, see “Specific Terms of the Securities” beginning on page P-14.

     Each security will have a principal amount of $1,000.00. Each security will be offered at an initial public offering price of $1,000.00. You may transfer only whole securities. Eksportfinans will issue the securities in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the securities.

Are the securities principal protected?

     No, the securities do not guarantee any return of principal at maturity. If the securities have not been previously redeemed due to an auto-redemption event, and if a knock-in event has occurred and the final stock price is less than the initial stock price, you will lose some or all of your principal and receive shares of the underlying stock instead of a cash payment. Under these conditions, the market value of the shares of the underlying stock you receive at maturity will be less than the initial public offering price and you will lose some or all of your principal (but you will still receive accrued but unpaid interest).

Will I receive interest on the securities?

     The securities will bear interest at a rate expected to be between 10.50% and 11.50% per annum (to be determined on the trade date), payable on the 18th of each of month, beginning on October 18, 2008 to and including the maturity date. If the securities are automatically redeemed, you will only receive accrued but unpaid interest to but excluding the automatic redemption date and you will not be entitled to any future interest payments. The interest rate on the securities is higher than the current dividend yield of the underlying stock. The interest rate is also higher than the interest we would pay on a conventional fixed-rate, principal-protected debt security, and is also higher than the interest we would otherwise pay on the securities if the securities were not redeemable prior to maturity due to an auto-redemption event. You will still receive accrued but unpaid interest on the securities even if a knock-in event has occurred and the final stock price is less than the initial stock price.

How is Eksportfinans able to offer an expected 10.50% to 11.50% interest rate on the securities?

     Eksportfinans is able to offer an expected 10.50% to 11.50% interest rate on the securities (to be determined on the trade date) because the securities are riskier than conventional principal-protected debt securities. As previously described, if the securities have not been redeemed due to an auto-redemption event, and if a knock-in event has occurred and the final stock price is less than the initial stock price, at maturity you will receive shares of the underlying stock that are worth less than the principal amount of the securities. In addition, if the securities are automatically redeemed, the term of the securities may be limited to as little as six months and you will only receive interest on the securities for that shortened term. The interest rate on the securities reflects the risk that the securities may be redeemed prior to maturity, as well as the value of our right to deliver stock to you at the maturity of the securities under the circumstances described above. In general, the more volatile the underlying stock is or is expected to be, the higher the interest rate and the more likely an auto-redemption event or a knock-in event might occur.

Are the securities redeemable by Eksportfinans prior to maturity?

     If an auto-redemption event occurs, the securities will be automatically redeemed on the automatic redemption date for the principal amount plus accrued but unpaid interest to but excluding the automatic redemption date. An auto-redemption event will occur if the market price of the underlying stock at any time on any trading day commencing on the date that is six months from the trade date to and including the valuation date equals or exceeds the initial stock price (the date of such occurrence the automatic redemption event date) regardless whether or not a knock-in event has previously occurred.

     The automatic redemption date will be five trading days after the automatic redemption event date.

What will I receive upon maturity of the securities?

     The securities will mature on September 18, 2009. On the maturity date, unless we have previously redeemed the securities, you will receive for each security you hold a payment equal to the principal amount, plus accrued but unpaid interest, unless:

(a)	a knock-in event has occurred; and

(b)	the final stock price is less than the initial stock price.

     If the conditions described in (a) and (b) both occur, at maturity, for each security you hold, you will receive a number of shares of the underlying stock equal to [•] (the number of shares of the underlying stock equal to $1,000.00 on the trade date) multiplied by the share multiplier, plus accrued but unpaid interest in cash. The number of shares of the underlying stock equal to $1,000.00 on the trade date will be determined as follows:

$1,000.00

initial stock price

     If the calculation of the number of shares of the underlying stock per $1,000.00 security on the valuation date results in fractional shares, such fractional shares will be paid in U.S. dollar amounts equal to the fractional number of shares multiplied by the closing price per share of the underlying stock on the valuation date.

     If the securities have not been redeemed due to an auto-redemption event, and if a knock-in event has occurred and the final stock price is less than the initial stock price, you will lose some or all of the value of your principal and receive shares of the underlying stock instead of a cash payment. Under these conditions, the market value on the valuation date of the shares of the underlying stock that you will receive on the maturity date will be less than the aggregate principal amount of your securities and could be $0.00 (but you will still receive accrued but unpaid interest in cash).

     The initial stock price is the closing price per share of the underlying stock on the trade date.

     The final stock price will be determined by the calculation agent and will equal the closing price per share of the underlying stock as of the valuation date.

     The share multiplier is 1.0, subject to adjustment for certain corporate events relating to the underlying stock described in this pricing supplement under “Specific Terms of the Securities — Antidilution Adjustments”.

     A knock-in event will occur if, as determined by the calculation agent, the market price of the underlying stock has fallen to or below the knock-in price at any time during regular business hours of the relevant exchange on any trading day from the first trading day following the trade date to and including the valuation date.

     The knock-in price is $[•], the price that is 25.00% below the initial stock price and will be determined by the calculation agent on the trade date.

     The market price is, on any trading day and at any time during the regular business hours of the relevant exchange, the latest reported sale price of the underlying stock (or any other security for which a market price must be determined) on that relevant exchange at that time, as determined by the calculation agent.

     The valuation date means September 11, 2009. However, if that date occurs on a day on which the calculation agent has determined that a market disruption event has occurred or is continuing, then the valuation date will be the next succeeding trading day on which the calculation agent has determined that a market disruption event has not occurred or is not continuing. If the valuation date is postponed, then the maturity date of the securities will be postponed by an equal number of trading days.

     A trading day means a day, as determined by the calculation agent, on which trading is generally conducted on the New York Stock Exchange, Inc. (NYSE), the American Stock Exchange, the NASDAQ Global Market, the Chicago Board Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

     A business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in the City of New York generally are authorized or obligated by law, regulation or executive order to close.

     The relevant exchange is the primary United States securities exchange or organized market of trading for the underlying stock. If a reorganization event has occurred, the relevant exchange will be the stock exchange or securities market in the United States on which the distribution property (as defined below under “Additional Information — Antidilution Adjustments — Adjustments for Reorganization Events” on page P-23) that is a listed equity security is principally traded, as determined by the calculation agent. The relevant exchange as of the date of this pricing supplement is the NYSE.

Hypothetical Examples Of The Payment At Maturity

     Set forth below are three hypothetical examples of the calculation of the payment at maturity. Interest will be paid monthly regardless of whether a knock-in event occurs. For purposes of these examples we have assumed that the securities have not previously been redeemed due to an auto-redemption event (see “— Are the securities redeemable by Eksportfinans prior to maturity?”). We have also assumed the following:

     Hypothetical initial stock price: $98.00

     Hypothetical knock-in price: $73.5000 (25.00% below the hypothetical initial stock price)

     Share multiplier on the valuation date: 1.0

     Example 1 — The hypothetical final stock price is equal to 60.00% of the hypothetical initial stock price and a knock-in event has occurred:

     Hypothetical final stock price: $58.80

     Since the hypothetical final stock price is less than the hypothetical initial stock price and a knock-in event has occurred, the payment at maturity per security would be equal to 10 shares of the underlying stock and a cash payment of $12.00 in lieu of fractional shares with an aggregate market value on the valuation date equal to $600.00, representing a 40.00% loss of the principal amount of your security.

     Example 2 — The hypothetical final stock price is equal to 85.00% of the hypothetical initial stock price and a knock-in event has occurred:

     Hypothetical final stock price: $83.30

     Since the hypothetical final stock price is less than the hypothetical initial stock price and a knock-in event has occurred, the payment at maturity per security would be equal to 10 shares of the underlying stock and a cash payment of $17.00 in lieu of fractional shares with an aggregate market value on the valuation date equal to $850.00, representing a 15.00% loss of the principal amount of your security.

     Example 3 — The hypothetical final stock price is equal to 85.00% of the hypothetical initial stock price but a knock-in event has not occurred:

     Hypothetical final stock price: $83.30

     Payment at maturity (per security) = $1,000.00

     Since a knock-in event has not occurred, you will receive the full principal amount of $1,000.00 in cash even though the hypothetical final stock price is less than the hypothetical initial stock price.

Hypothetical Returns On The Securities At Maturity

     The following table illustrates the hypothetical payment at maturity and corresponding hypothetical return at maturity per security (in each case, including interest payments), based on the following:

  the hypothetical initial stock price;

  a range of hypothetical final stock prices and the corresponding hypothetical price return of the underlying stock;

  the hypothetical knock-in price;

  whether or not a knock-in event has occurred; and

  a hypothetical interest rate of 11.00%.

     The figures below are for purposes of illustration only. If the securities have not previously been automatically redeemed, the actual payment at maturity and the resulting return (inclusive of coupons) will depend on the actual final stock price and whether or not a knock-in event occurs, each determined by the calculation agent as described in this pricing supplement.

		A knock-in event has occurred		A knock-in event has not occurred

		Hypothetical payment at maturity per security (including interest)		Hypothetical payment at maturity per security (including interest)	Hypothetical return at maturity of the securities (including interest)(3)
			Hypothetical return at maturity of the securities (including interest)(3)
Hypothetical final stock price	Hypothetical price return of the underlying stock

$49.00	-50%	$610.31	-38.97%	—	—
$53.90	-45%	$660.31	-33.97%	—	—
$58.80	-40%	$710.31	-28.97%	—	—
$63.70	-35%	$760.31	-23.97%	—	—
$68.60	-30%	$810.31	-18.97%	—	—
$73.50(1)	-25%	$860.31	-13.97%	—	—
$78.40	-20%	$910.31	-8.97%	$1110.31	11.03%
$83.30	-15%	$960.31	-3.97%	$1110.31	11.03%
$88.20	-10%	$1,010.31	1.03%	$1110.31	11.03%
$93.10	-5%	$1,060.31	6.03%	$1110.31	11.03%
$98.00(2)	0%	$1,110.31	11.03%	$1110.31	11.03%
$102.90	5%	$1,110.31	11.03%	$1110.31	11.03%
$107.80	10%	$1,110.31	11.03%	$1110.31	11.03%
$112.70	15%	$1,110.31	11.03%	$1110.31	11.03%
$117.60	20%	$1,110.31	11.03%	$1110.31	11.03%
$122.50	25%	$1,110.31	11.03%	$1110.31	11.03%
$127.40	30%	$1,110.31	11.03%	$1110.31	11.03%
$132.30	35%	$1,110.31	11.03%	$1110.31	11.03%
$137.20	40%	$1,110.31	11.03%	$1110.31	11.03%
$142.10	45%	$1,110.31	11.03%	$1110.31	11.03%
$147.00	50%	$1,110.31	11.03%	$1110.31	11.03%

(1)	This is also the hypothetical knock-in price.

(2)	This is also the hypothetical initial stock price. Pursuant to the automatic redemption provision of the securities, if the market price of the underlying stock at any time equals or exceeds the initial stock price on any trading day after six months from the trade date to and including the valuation date, the securities will be automatically redeemed for the principal amount plus accrued and unpaid interest.

(3)	The returns at maturity specified above are not annualized rates of return but rather actual returns over the term of the security and, in the case of the securities, are calculated based on a hypothetical 361-day investment term and, in the case of the underlying stock, do not take into account dividends, if any, paid on the underlying stock or any transaction fees and expenses.

     The following graph sets forth the return at maturity for a range of final stock prices both if a knock-in event has occurred and if a knock-in event has not occurred. This graph assumes that the securities have not been previously redeemed due to an auto-redemption event.

Return Profile of [10.50 -11.50]% Enhanced Yield Securities vs. Schlumberger Limited Stock Price*

Enhanced Yield Securities - Knock-In Event has Occurred
Enhanced Yield Securities - Knock-In Event has not Occurred
$1,000 Invested in Underlying Stock
$1,400.00
$1,300.00
$1,200.00
$1,100.00
$1,000.00
$900.00
$800.00
$700.00
$600.00
Security Payout at Maturity
-40.0%
-30.0%
-20.0%
-10.0%
0.0%
10.0%
20.0%
30.0%
40.0%
Underlying Stock Return at Maturity

* Assumes an interest rate of 11.00% per annum.

Who should or should not consider an investment in the securities?

     We have designed the securities for investors who are willing to make an investment that is contingently exposed to the full downside performance risk of the underlying stock and the potential loss of some or all of the value of their principal, who do not expect to participate in any appreciation in the price of underlying stock at maturity, and, if the underlying stock does appreciate at any time after six months from the trade date, are willing to forego future interest payments due to the automatic redemption of the securities, and who are willing to receive shares of the underlying stock worth less than the principal amount of the securities if a knock-in event occurs during the term of the securities and the final stock price is less than the initial stock price. In exchange for the potential downside exposure to the underlying stock described in the preceding sentence, investors in the securities will receive monthly interest payments at a rate expected to be between 10.50% and 11.50% per year (to be determined on the trade date).

     The securities are not designed for, and may not be a suitable investment for, investors who are unwilling to make an investment that is exposed (or contingently exposed) to the full downside performance risk of the underlying stock. The securities are also not designed for, and may not be a suitable investment for, investors who seek the full upside appreciation in the market price of the underlying stock or who are unwilling to accept the potential reinvestment risk if the securities are automatically redeemed prior to maturity. The securities may not be a suitable investment for investors who prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings, or who are unable or unwilling to hold the securities to maturity.

What will I receive if I sell the securities prior to maturity?

     The market value of the securities may fluctuate during the term of the securities. Several factors and their interrelationship will influence the market value of the securities, including the market price of the underlying stock, dividend yields on the underlying stock, the time remaining to maturity of the securities, interest and yield rates in the market and the volatility of the market price of the underlying stock. If you sell your securities prior to maturity, you may have to sell them at a discount to the principal amount of the securities. Depending on the impact of these factors, you may receive less than the principal amount in any sale of your securities before the maturity date of the securities and less than what you would have received had you held the securities until maturity. For more details, see “Risk Factors — Many factors affect the market value of the securities”.

Who is Schlumberger Limited?

     According to publicly available information, Schlumberger Limited is an oilfield services company, supplying technology, project management and information solutions that optimize performance in the oil and gas industry. As of December 31, 2007, Schlumberger Limited employed approximately 80,000 people of over 140 nationalities operating in approximately 80 countries. Schlumberger Limited has principal executive offices in Houston, Paris, and The Hague and consists of two business segments – Schlumberger Oilfield Services and WesternGeco. Schlumberger Oilfield Services is an oilfield services company supplying a wide range of technology services and solutions to the international petroleum industry. WesternGeco is a surface seismic company. You should independently investigate the underlying stock issuer and decide whether an investment in the securities linked to the underlying stock is appropriate for you.

     Because the underlying stock is registered under the Securities Exchange Act of 1934, as amended (the Exchange Act), the underlying stock issuer is required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the SEC). Information provided to or filed with the SEC by the underlying stock issuer can be located by reference to SEC file number 001-04601 and inspected at the SEC’s public reference facilities or accessed over the Internet through the SEC’s website. The address of the SEC’s website is http://www.sec.gov. In addition, information regarding the underlying stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated information. We make no representation or warranty as to the accuracy or completeness of any such information. For further information, please see the section entitled “The Underlying Stock — The Underlying Stock Issuer” in this pricing supplement.

What is the underlying stock issuer’s role in the securities?

     The underlying stock issuer has no obligations relating to the securities or amounts to be paid to you, including no obligation to take the needs of Eksportfinans or of holders of the securities into consideration for any reason. The underlying stock issuer will not receive any of the proceeds of the offering of the securities, is not responsible for, and has not participated in, the offering of the securities and is not responsible for, and will not participate in, the determination or calculation of the payment at maturity. Eksportfinans is not affiliated with the underlying stock issuer.

How has the underlying stock performed historically?

     You can find a table with the high, low and closing prices per share of the underlying stock during each calendar quarter from the first calendar quarter of 2004 to the present in the section entitled “The Underlying Stock — Historical Data” in this pricing supplement. We obtained the historical information from Bloomberg Financial Markets, without independent verification. You should not take the past performance of the underlying stock as an indication of how the underlying stock will perform in the future.

What about taxes?

     There is currently no statutory, judicial or administrative authority that directly addresses the U.S. tax treatment of holders of the securities. Pursuant to the terms of the securities, by purchasing a security, you agree with us to treat such security as consisting of (1) a put option (the Put Option) that requires you to purchase the underlying stock from us for an amount equal to the Deposit (as defined below) if a knock-in event has occurred and the closing price of the underlying stock on the valuation date is less than the initial stock price, and (2) an interest-bearing deposit of cash in an amount equal to the principal amount of a security (the Deposit) to secure your potential obligation to purchase the underlying stock. Accordingly, under this tax treatment, the stated interest payments on the securities are divided into two components for U.S. Federal income tax purposes, a portion of which is treated as interest on the Deposit and the remainder of which is attributable to your sale of the Put Option to us (the Put Premium). If a knock-in event has occurred and the underlying stock is delivered, the Put Option will be deemed exercised and you will generally not recognize any taxable gain or loss with respect to the Put Option other than with respect to cash received in lieu of fractional shares. If a knock-in event has not occurred, upon the sale, exchange, cash-settlement in redemption (whether by automatic redemption, at maturity or otherwise) or other taxable disposition of the securities for cash, you will generally be required to recognize taxable gain or loss based on the apportionment of the amount you receive between the Deposit and the Put Option according to their respective values on the date of the sale or exchange. We are not requesting a ruling from the United States Internal Revenue Service (the IRS) with respect to the securities, and we cannot assure you that the IRS will agree with the conclusions expressed in this pricing supplement or the accompanying prospectus supplement and prospectus. If the IRS successfully argues that the securities should be treated differently, then the timing and character of any inclusion in income in respect of your securities may be affected. Prospective investors should consult their own tax advisor and consider the U.S. Federal income tax consequences of investing in the securities under their particular situation. For more information, please carefully review the U.S. Federal income tax discussion in this pricing supplement below and in the accompanying prospectus supplement and prospectus under “Taxation in the United States”.

Will the securities be listed on a stock exchange?

     The securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a liquid trading market will develop for the securities. Accordingly, if you sell your securities prior to maturity, you may have to sell them at a substantial loss. You should review the section entitled “Risk Factors — There may not be an active trading market for the securities” in this pricing supplement.

Are there any risks associated with my investment?

     Yes, an investment in the securities is subject to significant risks, including the risk of loss of some or all of your principal. We urge you to read the detailed explanation of risks in “Risk Factors” beginning on page P-10.

RISK FACTORS

     An investment in the securities is subject to the risks described below, as well as the risks described under “Risk Factors — Risks related to indexed linked notes or notes linked to certain assets” in the accompanying prospectus supplement. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the underlying stock to which the securities are linked. You should carefully consider whether the securities are suited to your particular circumstances.

Your investment may result in a loss of some or all of your principal

     Unlike standard senior debt securities, the securities do not guarantee the return of the principal amount at maturity. With an investment in the securities, unless the securities are redeemed due to an auto-redemption event, you bear the risk of losing some or all of the value of your principal if a knock-in event occurs during the term of the securities and the final stock price is less than the initial stock price. Under these circumstances, if the securities have not been automatically redeemed, at maturity you will receive for each security you hold shares of the underlying stock, representing the number of shares of the underlying stock equal to $1,000.00 on the trade date, multiplied by the share multiplier to take into account certain corporate events with respect to the underlying stock. Accordingly, if the securities have not been redeemed due to an auto-redemption event, and if a knock-in event has occurred during the term of the securities (i.e., the market price of the underlying stock has declined to or below the knock-in price during the term of the securities) and the final stock price is less than the initial stock price, you will lose some or all of the value of the principal amount of your securities and receive shares of the underlying stock instead of a cash payment.

Your yield may be lower than the yield on a standard debt security of comparable maturity

     The yield that you will receive on your securities, which could be negative if a knock-in event occurs during the term of the securities and the final stock price is less than the initial stock price, may be less than the return you could earn on other investments. Your payment at maturity in cash will not be greater than the aggregate principal amount of your securities. Even if your yield is positive, your yield may be less than the yield you would earn if you bought a standard senior debt security of Eksportfinans with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Owning the securities is not the same as owning the underlying stock

     Your return will not reflect the return you would realize if you actually owned and held the underlying stock for a similar period because the payment at maturity per security will never exceed the principal amount of your securities and will be determined without taking into consideration the value of any dividends that may be paid on the underlying stock. The securities represent senior unsecured obligations of ours and do not represent or convey any rights of ownership in the underlying stock, other than the right to receive a payment at maturity in shares of the underlying stock if the securities have not been redeemed due to an auto-redemption event, and if a knock-in event has occurred and the final stock price is less than the initial stock price. In addition, you will not receive any dividend payments or other distributions on the underlying stock, and as a holder of the securities, you will not have voting rights or any other rights that holders of the underlying stock may have. If the return on the underlying stock over the term of the securities exceeds the principal amount of the securities and the interest payments you receive, your return on the securities at maturity will be less than the return on a direct investment in the underlying stock without taking into account taxes and other costs related to such a direct investment. If the market price of the underlying stock equals or exceeds the initial stock price at any time on any trading day commencing on the date that is six months from the trade date to and including the valuation date, the securities will be automatically redeemed. It is also possible for the market price of the underlying stock to increase while the market value of the securities declines.

The securities are subject to early redemption

     Pursuant to the automatic redemption provision of the securities, if the market price of the underlying stock at any time equals or exceeds the initial stock price on any trading day commencing the date that is six months from the trade date to and including the valuation date, the securities will be automatically redeemed for the principal amount plus accrued and unpaid interest. This automatic redemption may limit the term of your investment to as little as six months.

There may not be an active trading market for the securities

     The securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a liquid trading market will develop for the securities. The development of a trading market for the securities will depend on our financial performance and other factors, such as the increase, if any, in the market price of the underlying stock. Even if a secondary market for the securities develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices for the securities in any secondary market could be substantial. If you sell your securities before maturity, you may have to do so at a discount from the initial public offering price, and, as a result, you may suffer substantial losses.

     Wachovia Capital Markets, LLC and its broker-dealer affiliates currently intend to make a market for the securities, although they are not required to do so and may stop any such market-making activities at any time. As market makers, trading of the securities may cause Wachovia Capital Markets, LLC or its broker-dealer affiliates to have long or short positions in the securities. The supply and demand for the securities, including inventory positions of market makers, may affect the secondary market for the securities.

Many factors affect the market value of the securities

     The market value of the securities will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the market value of the securities caused by another factor and that the effect of one factor may compound the decrease in the market value of the securities caused by another factor. We expect that the market value of the securities will depend substantially on the market price of the underlying stock at any time during the term of the securities relative to the initial stock price. If the market price of the underlying stock equals or exceeds the initial stock price at any time on any trading day commencing the date that is after six months from the trade date to and including the valuation date, the securities will be automatically redeemed. In addition, we believe that other factors that may influence the value of the securities include:

  the volatility (frequency and magnitude of changes in market price) of the underlying stock and in particular market expectations regarding the volatility of the underlying stock;

  interest rates generally as well as changes in interest rates and the yield curve;

  the dividend yield on the underlying stock;

  the time remaining to maturity;

  our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market; and

  geopolitical, economic, financial, political, regulatory or judicial events as well as other conditions that affect stock markets in general and that may affect the underlying stock issuer and the market price of the underlying stock.

We and our affiliates have no affiliation with the underlying stock issuer and are not responsible for their public disclosure of information

     We and our affiliates are not affiliated with the underlying stock issuer in any way and have no ability to control or predict its actions, including any corporate actions of the type that would require the calculation agent to adjust the payment at maturity, and have no ability to control the public disclosure of these corporate actions or any events or circumstances affecting them.

     Each security is an unsecured debt obligation of Eksportfinans only and is not an obligation of the underlying stock issuer. None of the money you pay for your securities will go to the underlying stock issuer. Since the underlying stock issuer is not involved in the offering of the securities in any way, it has no obligation to consider your interest as an owner of securities in taking any actions that might affect the value of your securities. The underlying stock issuer may take actions that will adversely affect the market value of the securities.

     This pricing supplement relates only to the securities and does not relate to the underlying stock. We have derived the information about the underlying stock issuer in this pricing supplement from publicly available documents, without independent verification. We have not participated in the preparation of any of the documents or made any “due diligence” investigation or any inquiry of the underlying stock issuer in connection with the offering of the securities. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the underlying stock issuer contained in this pricing supplement. Furthermore, we do not know whether the underlying stock issuer has disclosed all events occurring before the date of this pricing supplement — including events that could affect the accuracy or completeness of the publicly available documents referred to above, the market price of the underlying stock and, therefore, the initial stock price and the final stock price of the underlying stock that the calculation agent will use to determine the payment at maturity with respect to your securities. You, as an investor in the securities, should investigate the underlying stock issuer on your own.

Historical performance of the underlying stock should not be taken as an indication of its future performance during the term of the securities

     It is impossible to predict whether the market price of the underlying stock will rise or fall. The underlying stock has performed differently in the past and is expected to perform differently in the future. The market price of the underlying stock will be influenced by complex and interrelated political, economic, financial and other factors that can affect the underlying stock issuer. You should refer to “The Underlying Stock” beginning on page P-26 for a description of the underlying stock issuer and historical data on the underlying stock.

You have limited antidilution protection

     Wachovia Capital Markets, LLC, as calculation agent for your securities, will, in its sole discretion, adjust the share multiplier for certain events affecting the underlying stock, such as stock splits and stock dividends, and certain other corporate actions involving the underlying stock issuer, such as mergers. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the underlying stock. For example, the calculation agent is not required to make any adjustments to the share multiplier if the underlying stock issuer or anyone else makes a partial tender or partial exchange offer for the underlying stock. Consequently, this could affect the calculation of the payment at maturity and the market value of the securities. You should refer to “Additional Information — Antidilution Adjustments” beginning on page P-20 for a description of the general circumstances in which the calculation agent will make adjustments to the share multiplier.

Hedging transactions may affect the return on the securities

     As described below under “Use of Proceeds and Hedging” on page P-30, we, through one or more hedging counterparties, may hedge our obligations under the securities by purchasing the underlying stock, futures or options on the underlying stock or other derivative instruments with returns linked or related to changes in the market price of the underlying stock, and our hedging counterparties may adjust these hedges by, among other things, purchasing or selling the underlying stock, futures, options or other derivative instruments with returns linked to the underlying stock at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of the underlying stock and, therefore, the market value of the securities. It is possible that our hedging counterparties could receive substantial returns from these hedging activities while the market value of the securities declines.

The inclusion of commissions and projected profits from hedging in the initial public offering price is likely to adversely affect secondary market prices for the securities

     Assuming no change in market conditions or any other relevant factors, the price, if any, at which Wachovia Capital Markets, LLC is willing to purchase the securities in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price included, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the projected profit included in the cost of hedging our obligations under the securities. In addition, any such prices may differ from values determined by pricing models used by Wachovia Capital Markets, LLC, as a result of dealer discounts, mark-ups or other transactions.

The calculation agent may postpone the valuation date and, therefore, the determination of the final stock price and the maturity date if a market disruption event occurs on the valuation date

     The valuation date and, therefore, the determination of the final stock price may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the valuation date. If a postponement occurs, the calculation agent will use the closing price per share of the underlying stock on the next succeeding trading day on which no market disruption event occurs or is continuing. As a result, the maturity date for the securities would also be postponed. You will not be entitled to any compensation from us or the calculation agent for any loss suffered as a result of the occurrence of a market disruption event, any resulting delay in payment or any change in the market price of the underlying stock resulting from the postponement of the valuation date. See “Specific Terms of the Securities — Market Disruption Event” beginning on page P-17.

Potential conflicts of interest could arise

     Wachovia Capital Markets, LLC and its affiliates expect to engage in trading activities related to the underlying stock, including hedging transactions for their proprietary accounts, for other accounts under their management or to facilitate transactions on behalf of customers. Any of these activities could adversely affect the value of the underlying stock and, therefore, the market value of the securities and payment at maturity. Wachovia Capital Markets, LLC may also issue or underwrite securities or financial or derivative instruments with returns linked to changes in the value of the underlying stock. These trading activities may present a conflict between your interest in your securities and the interests that Wachovia Capital Markets, LLC and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the market price of the underlying stock, could be adverse to your interests as a holder of the securities.

     Wachovia Capital Markets, LLC or its affiliates may presently or from time to time engage in business with us or the underlying stock issuer. This business may include extending loans to, or making equity investments in, the underlying stock issuer or providing advisory services to the underlying stock issuer, including merger and acquisition advisory services. In the course of business, Wachovia Capital Markets, LLC or its affiliates may acquire non-public information relating to the underlying stock issuer and, in addition, one or more affiliates of Wachovia Capital Markets, LLC may publish research reports about the underlying stock issuer. We do not make any representation to any purchasers of the securities regarding any matters whatsoever relating to the underlying stock issuer. Any prospective purchaser of the securities should undertake an independent investigation of the underlying stock issuer as in its judgment is appropriate to make an informed decision regarding an investment in the securities.

Tax consequences are uncertain

     You should consider the tax consequences of investing in the securities, significant aspects of which are uncertain. See “Taxation in the United States” in this pricing supplement and in the accompanying prospectus supplement and prospectus.

SPECIFIC TERMS OF THE SECURITIES

Issuer: Specified currency: Principal Amount: Aggregate Principal Amount: Agent:	Eksportfinans ASA U.S. dollars $1,000.00 $[•] Wachovia Capital Markets, LLC. The agent may make sales through its affiliates or selling agents.

Agent acting in the capacity as: Trade Date: Original Issue Date: Maturity Date: Fixed Rate Note:

Principal

[•]

[•] (three business days after the pricing date)

September 18, 2009

Yes. The securities will bear interest at a rate expected to be between 10.50% and 11.50% per annum (to be determined on the trade date), to be payable monthly.

Interest Payment Date:

The 18th of each month, beginning on October 18, 2008 up to and including the maturity date.

If the maturity date is postponed due to a postponement of the valuation date, we will pay interest on the maturity date as postponed rather than on the scheduled maturity date, but no interest will accrue on the securities or on such payment during the period from or after the scheduled maturity date.

The regular record dates will be the close of business on the fifteenth calendar day, whether or not a business day, immediately preceding the related interest payment date. For the purpose of determining the holder at the close of business on a day that is not a business day, the close of business will mean 5:00 p.m. in New York City, on that day.

If any payment is due on the securities on a day which is not a day on which commercial banks settle payments in New York City, then that payment may be made on the next day that is a day on which commercial banks settle payments in New York City, in the same amount and with the same effect as if paid on the original due date.

Valuation Date:

September 11, 2009. However, if that date occurs on a day on which the calculation agent has determined that a market disruption event has occurred or is continuing, then the valuation date will be the next succeeding trading day on which the calculation agent has determined that a market disruption event has not occurred or is not continuing. If the valuation date is postponed, then the maturity date of the securities will be postponed by an equal number of trading days.

Underlying Stock:

The common stock of Schlumberger Limited (ISIN: AN8068571086; NYSE symbol: SLB) which we refer to as the underlying stock issuer. The underlying stock issuer has no obligations relating to, and does not sponsor or endorse, the securities.

Payment at Maturity:

On the maturity date, unless we have previously redeemed the securities, for each security you hold, you will receive a cash payment equal to the principal amount, plus accrued but unpaid interest, unless:

(a) a knock-in event has occurred; and

(b) the final stock price is less than the initial stock price.

If the conditions described in (a) and (b) both occur, at maturity, for each security you hold, you will receive a number of shares of the underlying stock equal to [•] (the number of shares of the underlying stock equal to $1,000.00 on the trade date) multiplied by the share multiplier plus accrued but unpaid interest in cash. The number of shares of the underlying stock equal to $1,000.00 on the trade date will be determined as follows:

$1,000.00
initial stock price

If the calculation of the number of shares of the underlying stock per $1,000.00 security on the valuation date results in fractional shares, such fractional shares will be paid in U.S. dollar amounts equal to the fractional number of shares multiplied by the closing price per share of the underlying stock on the valuation date.

If the payment at maturity is payable in shares of the underlying stock and we determine that we are prohibited from delivering shares of the underlying stock, or that it would otherwise be unduly burdensome to deliver shares of the underlying stock, then on the maturity date, we will pay an amount per security in cash equal to the closing price of the underlying stock on the valuation date multiplied by the number of shares of the underlying stock into which each security is redeemable. Any such determination will be made in our sole discretion.

If the securities have not been previously redeemed, and if a knock-in event occurs and the final stock price is less than the initial stock price, you will lose some or all of your principal and receive shares of the underlying stock instead of a cash payment. Under these conditions, the market value on the valuation date of the shares of the underlying stock that you will receive on the maturity date will be less than the aggregate principal amount of your securities and could be $0.00 (but you will still receive accrued but unpaid interest in cash).

Initial Stock Price: Final Stock Price:

The closing price per share of the underlying stock on the trade date.

As determined by the calculation agent, the closing price per share of the underlying stock multiplied by the share multiplier, as of the valuation date.

Knock-In Event:

A knock-in event will occur if, as determined by the calculation agent, the market price of the underlying stock has fallen to or below the knock-in price at any time during regular business hours of the relevant exchange on any trading day from the first trading day following the trade date to and including the valuation date.

Knock-In Price:	$[•], the price that is 25.00% below the initial stock price, to be determined by the calculation agent on the trade date.

Share Multiplier:	1.0, subject to adjustment for certain corporate events relating to the underlying stock issuer described in this pricing supplement under “Additional Information — Antidilution Adjustments”.

Closing Price:

The closing price for one share of the underlying stock (or one unit of any other security for which a closing price must be determined) on any trading day means:

  if the underlying stock (or any such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Exchange Act, on which the underlying stock (or any such other security) is listed or admitted to trading, or if the underlying stock (or any such other security) is a security of the Nasdaq Global Market (and provided that the Nasdaq Global Market is not then a national securities exchange), the Nasdaq official closing price published by The Nasdaq Stock Market, Inc. on such day, or if the underlying stock (or any such other security) is neither listed or admitted to trading on any national securities exchange nor a security of the Nasdaq Global Market but is included in the OTC Bulletin Board Service (the OTC Bulletin Board) operated by the National Association of Securities Dealers, Inc. (the NASD), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the underlying stock (or any such other security) is listed or admitted to trading on any national securities exchange or is a security of the Nasdaq Global Market but the last reported sale price or Nasdaq official closing price, as applicable, is not available pursuant to the preceding sentence, then the closing price for one share of the underlying stock (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market or the OTC Bulletin Board on such day.

If the last reported sale price or Nasdaq official closing price, as applicable, for the underlying stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the calculation agent, of the bid prices for the underlying stock (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of Wachovia Capital Markets, LLC or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term “Security of the Nasdaq Global Market” will include a security included in any successor to such system, and the term “OTC Bulletin Board” will include any successor service thereto.

Market Price:	On any trading day and at any time during the regular business hours of the relevant exchange, the latest reported sale price of the underlying stock (or any other security for which a market price must be determined) on that relevant exchange at that time, as determined by the calculation agent.

Relevant Exchange:

The primary U.S. securities organized exchange or market of trading for the underlying stock. If a reorganization event has occurred, the relevant exchange will be the stock exchange or securities market on which the distribution property (as defined below under “Additional Information — Antidilution Adjustments — Adjustments for Reorganization Events” on page P-23) that is a listed equity security is principally traded, as determined by the calculation agent. The relevant exchange as of the date of this pricing supplement is the NYSE.

Automatic Redemption:

If an auto-redemption event occurs, the securities will be automatically redeemed on the automatic redemption date for the principal amount plus accrued but unpaid interest to but excluding the automatic redemption date.

An auto-redemption event will occur if the market price of the underlying stock at any time on any trading day commencing on the date that is six months from the trade date to and including the valuation date equals or exceeds the initial stock price (the date of such occurrence the automatic redemption event date).

The automatic redemption date will be five trading days after the automatic redemption event date.

Upon the occurrence of an auto-redemption event, we will, or will cause the calculation agent to:

	(a)	on the business day following the automatic redemption event date, give notice of the automatic redemption of the securities and specify the automatic redemption date to the trustee, to Citibank, N.A., as paying agent, and to The Depository Trust Company (DTC), and

	(b)	deliver the aggregate cash amount due with respect to the securities to Citibank, N.A. for delivery to DTC, as holder of the securities, on or prior to the automatic redemption date.

Market Disruption Event:

A market disruption event means the occurrence or existence of any of the following events:

  a suspension, absence or material limitation of trading in the underlying stock on its primary market for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

  a suspension, absence or material limitation of trading in option or futures contracts relating to the underlying stock, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

  the underlying stock does not trade on the NYSE, the American Stock Exchange, the Nasdaq Global Market or what was the primary market for the underlying stock, as determined by the calculation agent in its sole discretion; or

  any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our hedge counterparties to unwind all or a material portion of a hedge with respect to the securities that we or our hedge counterparties have effected or may effect as described below under “Use of Proceeds and Hedging”.

The following events will not be market disruption events:

  a limitation on the hours or number of days of trading in the underlying stock on its primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; and

  a decision to permanently discontinue trading in the option or futures contracts relating to the underlying stock.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts relating to the underlying stock, if available, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in option or futures contracts relating to the underlying stock, if available, in the primary market for those contracts, by reason of any of:

a price change exceeding limits set by that market; an imbalance of orders relating to those contracts; or a disparity in bid and asked quotes relating to those contacts will constitute a suspension or material limitation of trading in option or futures contracts, as the case may be, relating to the underlying stock in the primary market for those contracts.

Antidilution Adjustments:

The share multiplier is subject to adjustment by the calculation agent as a result of the dilution and reorganization adjustments described in this pricing supplement under “Additional Information — Antidilution Adjustments”. We describe the risks relating to dilution above under “Risk Factors — You have limited antidilution protection” on page P-12.

Calculation Agent: Business Day:

Wachovia Capital Markets, LLC

For purposes of this issuance, a business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York generally are authorized or obligated by law, regulation or executive order to close.

Trading Day:

For purposes of this issuance, a trading day means a day, as determined by the calculation agent, on which trading is generally conducted on the NYSE, the American Stock Exchange, the Nasdaq Global Market, the Chicago Board Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Tax Redemption:	No

Additional Amounts Payable: Authorized Denominations: Form of Securities: Listing:	No $1,000.00 and integral multiples of $1,000.00 in excess thereof Book-entry The securities will not be listed or displayed on any securities exchange or any electronic communications network.

Events of Default and Acceleration:

If the maturity of the securities is accelerated upon an event of default under the indenture referenced in the accompanying prospectus, the amount payable upon acceleration will be determined by the calculation agent. Such amount will be the payment at maturity calculated as if the date of declaration of acceleration were the valuation date.

     The securities are not renewable notes, index linked notes, amortizing notes or zero coupon notes, each as described in the prospectus supplement. In addition, there is no optional redemption or extension of maturity in connection with the securities.

     Capitalized terms used in this pricing supplement without definition have the meanings given to them in the accompanying prospectus supplement and prospectus.

     You should read this pricing supplement together with the prospectus dated February 5, 2007, as supplemented by the prospectus supplement dated February 5, 2007 relating to our medium-term notes of which these securities are a part. This pricing supplement, together with these documents, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk factors” in the accompanying prospectus supplement dated February 5, 2007, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

     You may access the prospectus dated February 5, 2007, as supplemented by the prospectus supplement dated February 5, 2007, on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

      http://www.sec.gov/Archives/edgar/data/700978/000115697307000181/u51335fv3asr.htm

     Our Central Index Key, or CIK, on the SEC Web site is 700978.

ADDITIONAL INFORMATION

Antidilution Adjustments

     The share multiplier is subject to adjustment by the calculation agent as a result of the dilution and reorganization adjustments described in this section. The adjustments described below do not cover all events that could affect the market value of your securities. We describe the risks relating to dilution above under “Risk Factors — You have limited antidilution protection” on page P-12.

How Adjustments will be Made

     If one of the events described below occurs with respect to the underlying stock and the calculation agent determines that the event has a dilutive or concentrative effect on the market price of the underlying stock, the calculation agent will calculate a corresponding adjustment to the share multiplier as the calculation agent deems appropriate to account for that dilutive or concentrative effect. For example, if an adjustment is required because of a two-for-one stock split, then the share multiplier will be adjusted by the calculation agent by multiplying the existing share multiplier by a fraction whose numerator is the number of shares of the underlying stock outstanding immediately after the stock split and whose denominator is the number of shares of the underlying stock outstanding immediately prior to the stock split. Consequently, the share multiplier will be adjusted to double the prior share multiplier, due to the corresponding decrease in the market price of the underlying stock.

     The calculation agent will also determine the effective date of that adjustment, and the replacement of the underlying stock, if applicable, in the event of consolidation or merger or certain other events in respect of the underlying stock issuer. Upon making any such adjustment, the calculation agent will give notice as soon as practicable to the trustee and the issuing and paying agent, stating the adjustment to the share multiplier. The calculation agent will not be required to make any adjustments to the share multiplier after the close of business on the fifth trading day immediately prior to the maturity date. In no event, however, will an antidilution adjustment to the share multiplier during the term of the securities be deemed to change the principal amount per security.

     If more than one event requiring adjustment occurs with respect to the underlying stock, the calculation agent will make an adjustment for each event in the order in which the events occur, and on a cumulative basis. Thus, having made an adjustment for the first event, the calculation agent will adjust the share multiplier for the second event, applying the required adjustment to the share multiplier as already adjusted for the first event, and so on for any subsequent events.

     For any dilution event described below, other than a consolidation or merger, the calculation agent will not have to adjust the share multiplier unless the adjustment would result in a change to the share multiplier then in effect of at least 0.1%. The share multiplier resulting from any adjustment will be rounded up or down, as appropriate, to the nearest one-hundred thousandth.

     If an event requiring an antidilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in your economic position relative to your securities that results solely from that event. The calculation agent may, in its sole discretion, modify the antidilution adjustments as necessary to ensure an equitable result.

     The calculation agent will make all determinations with respect to antidilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of these determinations by the calculation agent. The calculation agent will provide information about the adjustments that it makes upon your written request.

     No adjustments will be made for certain other events, such as offerings of common stock by the underlying stock issuer for cash or in connection with the occurrence of a partial tender or exchange offer for the underlying stock by the underlying stock issuer.

The following events are those that may require an antidilution adjustment of the share multiplier:

  a subdivision, consolidation or reclassification of the underlying stock or a distribution or dividend of the underlying stock to existing holders of the underlying stock by way of bonus, capitalization or similar issue;

  a distribution or dividend to existing holders of the underlying stock of:

  shares of the underlying stock,

  other share capital or securities granting the right to payment of dividends and/or the proceeds of liquidation of the underlying stock issuer equally or proportionately with such payments to holders of the underlying stock, or any other type of securities, rights or warrants in any case for payment (in cash or otherwise) at less than the prevailing market price as determined by the calculation agent;

  the declaration by the underlying stock issuer of an extraordinary or special dividend or other distribution whether in cash or shares of the underlying stock or other assets;

  a repurchase by the underlying stock issuer of its common stock whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise;

  any other similar event that may have a dilutive or concentrative effect on the market price of the underlying stock; and

  a consolidation of the underlying stock issuer with another company or merger of the underlying stock issuer with another company.

Stock Splits and Reverse Stock Splits

     A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth less as a result of a stock split.

     A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth more as a result of a reverse stock split.

     If the underlying stock is subject to a stock split or a reverse stock split, then once the split has become effective the calculation agent will adjust the share multiplier to equal the product of the prior share multiplier and the number of shares issued in such stock split or reverse stock split with respect to one share of the underlying stock.

Stock Dividends

     In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock dividend.

     If the underlying stock is subject to a stock dividend payable in shares of the underlying stock that is given ratably to all holders of shares of the underlying stock, then once the dividend has become effective the calculation agent will adjust the share multiplier on the ex-dividend date to equal the sum of the prior share multiplier plus the product of:

  the number of shares issued with respect to one share of the underlying stock, and the prior share multiplier.

     The ex-dividend date for any dividend or other distribution is the first day on and after which the underlying stock trades without the right to receive that dividend or distribution.

No Adjustments for Other Dividends and Distributions

     The share multiplier will not be adjusted to reflect dividends, including cash dividends, or other distributions paid with respect to the underlying stock, other than:

  stock dividends described above,

  issuances of transferable rights and warrants as described in “— Transferable Rights and Warrants” below,

  distributions that are spin-off events described in “— Reorganization Events” beginning on page P-23, and extraordinary dividends described below.

     An extraordinary dividend means each of (a) the full amount per share of underlying stock of any cash dividend or special dividend or distribution that is identified by the underlying stock issuer as an extraordinary or special dividend or distribution, (b) the excess of any cash dividend or other cash distribution (that is not otherwise identified by the underlying stock issuer as an extraordinary or special dividend or distribution) distributed per share of underlying stock over the immediately preceding cash dividend or other cash distribution, if any, per share of underlying stock that did not include an extraordinary dividend (as adjusted for any subsequent corporate event requiring an adjustment as described in this pricing supplement, such as a stock split or reverse stock split) if such excess portion of the dividend or distribution is more than 5% of the closing price of underlying stock on the trading day preceding the ex-dividend date (that is, the day on and after which transactions in the underlying stock on an organized securities exchange or trading system no longer carry the right to receive that cash dividend or other cash distribution) for the payment of such cash dividend or other cash distribution (such closing price, the base closing price) and (c) the full cash value of any non-cash dividend or distribution per share of underlying stock (excluding marketable securities, as defined below).

     If the underlying stock is subject to an extraordinary dividend, then once the extraordinary dividend has become effective the calculation agent will adjust the share multiplier on the ex-dividend date to equal the product of:

  the prior share multiplier, and

  a fraction, the numerator of which is the base closing price of the underlying stock on the trading day preceding the ex- dividend date and the denominator of which is the amount by which the base closing price of the underlying stock on the trading day preceding the ex-dividend date exceeds the extraordinary dividend.

     Notwithstanding anything herein, the initiation by the underlying stock issuer of an ordinary dividend on the underlying stock or any announced increase in the ordinary dividend on the underlying stock will not constitute an extraordinary dividend requiring an adjustment.

     To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, in its sole discretion. A distribution on the underlying stock that is a dividend payable in shares of underlying stock, an issuance of rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the number of shares of underlying stock only as described in “— Stock Dividends” above, “— Transferable Rights and Warrants” below or “Reorganization Events” below, as the case may be, and not as described here.

Transferable Rights and Warrants

     If the underlying stock issuer issues transferable rights or warrants to all holders of the underlying stock to subscribe for or purchase the underlying stock at an exercise price per share that is less than the closing price of the underlying stock on the trading day before the ex-dividend date for the issuance, then the share multiplier will be adjusted to equal the product of:

  the prior share multiplier, and

  a fraction, (1) the numerator of which will be the number of shares of the underlying stock outstanding at the close of trading on the trading day before the ex-dividend date (as adjusted for any subsequent event requiring an adjustment hereunder) plus the number of additional shares of the underlying stock offered for subscription or purchase pursuant to the rights or warrants and (2) the denominator of which will be the number of shares of the underlying stock outstanding at the close of trading on the trading day before the ex-dividend date (as adjusted for any subsequent event requiring an adjustment hereunder) plus the number of additional shares of the underlying stock (referred to herein as the additional shares) that the aggregate offering price of the total number of shares of the underlying stock so offered for subscription or purchase pursuant to the rights or warrants would purchase at the closing price on the trading day before the ex-dividend date for the issuance.

The number of additional shares will be equal to:

  the product of (1) the total number of additional shares of the underlying stock offered for subscription or purchase pursuant to the rights or warrants and (2) the exercise price of the rights or warrants, divided by the closing price of the underlying stock on the trading day before the ex-dividend date for the issuance.

     If the number of shares of the underlying stock actually delivered in respect of the rights or warrants differs from the number of shares of the underlying stock offered in respect of the rights or warrants, then the share multiplier will promptly be readjusted to the share multiplier that would have been in effect had the adjustment been made on the basis of the number of shares of the underlying stock actually delivered in respect of the rights or warrants.

Reorganization Events

     Each of the following is a reorganization event:

  the underlying stock is reclassified or changed,

  the underlying stock issuer has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all outstanding shares of underlying stock are exchanged for or converted into other property, a statutory share exchange involving outstanding shares of underlying stock and the securities of another entity occurs, other than as part of an event described above,

  the underlying stock issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity,

  the underlying stock issuer effects a spin-off, other than as part of an event described above (in a spin-off, a corporation issues to all holders of its common stock equity securities of another issuer), or the underlying stock issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or another entity completes a tender or exchange offer for all the outstanding shares of underlying stock.

Adjustments for Reorganization Events

     If a reorganization event occurs, then the calculation agent will adjust the share multiplier to reflect the amount and type of property or properties — whether cash, securities, other property or a combination thereof — that a prior holder of the number of shares of the underlying stock represented by its investment in the securities would have been entitled to in relation to an amount of shares of the underlying stock equal to what a holder of shares of the underlying stock would hold after the reorganization event has occurred. We refer to this new property as the distribution property.

     For the purpose of making an adjustment required by a reorganization event, the calculation agent, in its sole discretion, will determine the value of each type of the distribution property. For any distribution property consisting of a security, the calculation agent will use the closing price of the security on the relevant trading day. The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If a holder of shares of the underlying stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder of shares of the underlying stock that makes no election, as determined by the calculation agent in its sole discretion.

     If any reorganization event occurs, in each case as a result of which the holders of the underlying stock receive any equity security listed on a national securities exchange which we refer to as a marketable security, other securities or other property, assets or cash, which we collectively refer to as exchange property, the amount payable upon exchange at maturity with respect to the principal amount of each security following the effective date for such reorganization event (or, if applicable, in the case of spinoff stock, the ex-dividend date for the distribution of such spinoff stock) and any required adjustment to the share multiplier will be determined in accordance with the following and, for purposes of certain calculations and determinations in respect of the securities, such as the determination of the final stock price and whether a knock-in event has occurred, the term underlying stock in this pricing supplement will be deemed to mean:

(a)	if the underlying stock continues to be outstanding, the underlying stock (if applicable, as reclassified upon the issuance of any tracking stock) at the share multiplier in effect on the valuation date (taking into account any adjustments for any distributions described under paragraph (c)(1) below); and

(b)	for each marketable security received in such reorganization event, which we refer to as a new stock, including the issuance of any tracking stock or spinoff stock or the receipt of any stock received in exchange for the underlying stock, the number of shares of the new stock received with respect to one share of the underlying stock multiplied by the share multiplier for the underlying stock on the trading day immediately prior to the effective date of the reorganization event (the new stock share multiplier), as adjusted to the valuation date; and

(c)	for any cash and any other property or securities other than marketable securities received in such reorganization event, which we refer to as non-stock exchange property,

(1)	if the underlying stock continues to be outstanding, a number of shares of the underlying stock, determined by the calculation agent on the trading day immediately prior to the effective date of such reorganization event, with an aggregate value equal to the share multiplier in effect for the underlying stock on such trading day multiplied by a fraction, the numerator of which is the value of the non-stock exchange property on such trading day and the denominator of which is the amount by which the closing price of the underlying stock exceeds the value of the non-stock exchange property on such trading day; and the number of such shares of the underlying stock determined in accordance with this clause will be added at the time of such adjustment to the share multiplier calculated under (a) above,

(2)	if the underlying stock is surrendered for exchange property that includes new stock:

(i) if the new stock is a marketable security in existence prior to the effective date of the reorganization event, a number of shares of the new stock determined by the calculation agent on the trading day immediately prior to the effective date of such reorganization event with an aggregate value equal to (x) the new stock share multiplier as calculated under (b) above (without taking into account the additional shares in this provision) multiplied by (y) a fraction, the numerator of which is the value on such trading day of the non-stock exchange property received per share of the underlying stock and the denominator of which is the amount by which the closing price of the new stock exceeds the value on such trading day of the non-stock exchange property received per share of the underlying stock, and

(ii) if the new stock is not a marketable security in existence prior to the effective date of the reorganization event, a number of shares of the new stock determined by the calculation agent on the effective date of such reorganization event (or the following trading day if such day is not a trading day or if a market disruption event occurs or is continuing on such day) with an aggregate value equal to the new stock share multiplier in effect for the new stock on such trading day multiplied by a fraction, the numerator of which is the value on such trading day of the non-stock exchange property received per share of the underlying stock and the denominator of which is the amount by which the closing price of the new stock exceeds the value on such trading day of the non-stock exchange property received per share of the underlying stock (and, by way of clarification, for purposes of determining whether a knock-in event has occurred beginning on the effective date of such reorganization event until the time of such determination, the cash value of the non-stock exchange property will be taken into account until the time of such determination), where the number of such shares of the new stock determined in accordance with this clause will be added to the new stock share multiplier as calculated under (b) above either at the time of such adjustment, in the case of clause (i) above, or on the date of determination of additional shares, in case of clause (ii) above, or

(3)	if the underlying stock is surrendered exclusively for non-stock exchange property of the surviving entity in a reorganization event, any marketable security of the surviving entity, which shall be chosen by the calculation agent in its sole discretion, or

(4)	if the underlying stock is surrendered exclusively for non-stock exchange property of the surviving entity in a reorganization event that has no marketable securities, or if there is no surviving entity (in each case, a reference basket event), an initially equal dollar weighted basket of three reference basket stocks (as defined below) with an aggregate value on the effective date of such reorganization event equal to the value of the non-stock exchange property multiplied by the share multiplier in effect for the underlying stock on the trading day immediately prior to the effective date of such reorganization event.

     If a reorganization event occurs with respect to the shares of the underlying stock and the calculation agent adjusts the share multiplier to reflect the distribution property in the event as described above, the calculation agent will make further antidilution adjustments for any later events that affect the distribution property, or any component of the distribution property, comprising the new share multiplier. The calculation agent will do so to the same extent that it would make adjustments if the shares of the underlying stock were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the number of shares of the underlying stock, the required adjustment will be made with respect to that component as if it alone were the number of shares of the underlying stock.

     For example, if the underlying stock issuer merges into another company and each share of the underlying stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the shares of the underlying stock will be adjusted to reflect two common shares of the surviving company and the specified amount of cash. The calculation agent will adjust the share multiplier to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this section entitled “— Antidilution Adjustments”, as if the common shares were shares of the underlying stock. In that event, the cash component will not be adjusted but will continue to be a component of the number of shares of the underlying stock (with no interest adjustment). Consequently, the final stock price will include the final value of the two shares of the surviving company and the cash.

Reference Basket Events

     Following the occurrence of a reference basket event described in paragraph (c)(4) above, the payment at maturity for each security will be determined by reference to reference basket stocks at the basket stock share multiplier then in effect for each such a reference basket stock as determined in accordance with the following paragraph.

     The reference basket stocks will be the three stocks with the largest market capitalization among the stocks that then comprise the S&P 500 Index (or, if publication of such Index is discontinued, any successor or substitute index selected by the calculation agent in its sole discretion) with the same primary Standard Industrial Classification Code (SIC code) as the underlying stock issuer; provided, however, that a reference basket stock will not include any stock that is subject to a trading restriction under the trading restriction policies of Eksportfinans or any of its affiliates that would materially limit the ability of Eksportfinans or any of its affiliates to hedge the securities with respect to such stock. In the event that three reference basket stocks cannot be identified from the S&P 500 Index by primary SIC code for which there is no trading restriction, the remaining reference basket stock(s) will be selected by the calculation agent from the largest market capitalization stock(s) within the same Division and Major Group classification (as defined by the Office of Management and Budget) as the primary SIC code for the underlying stock issuer. Each reference basket stock will be assigned a basket stock share multiplier equal to the number of shares of such reference basket stock with a closing price on the effective date of such reorganization event equal to the product of (a) the value of the non-stock exchange property, (b) the share multiplier in effect for the underlying stock on the trading day immediately prior to the effective date of such reorganization event and (c) 0.3333333.

Calculation Agent

     We have initially appointed Wachovia Capital Markets, LLC as calculation agent. Unless there is manifest error, these determinations by the calculation agent shall be final and binding on us and the holders of the securities.

THE UNDERLYING STOCK

The Underlying Stock Issuer

     Provided below is a brief description of the underlying stock issuer obtained from publicly available information published by the underlying stock issuer.

     Schlumberger Limited is an oilfield services company, supplying technology, project management and information solutions that optimize performance in the oil and gas industry. As of December 31, 2007, Schlumberger Limited employed approximately 80,000 people of over 140 nationalities operating in approximately 80 countries. Schlumberger Limited has principal executive offices in Houston, Paris, and The Hague and consists of two business segments – Schlumberger Oilfield Services and WesternGeco. Schlumberger Oilfield Services is an oilfield services company supplying a wide range of technology services and solutions to the international petroleum industry. WesternGeco is a surface seismic company.

     Information about the underlying stock may also be obtained from other sources such as press releases, newspaper articles and other publicly disseminated documents, as well as from the underlying stock issuer’s website. We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the underlying stock issuer with the SEC.

     The underlying stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically financial and other information specified by the SEC. Information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. In addition, information filed by the underlying stock issuer with the SEC electronically can be reviewed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the underlying stock issuer under the Exchange Act can be located by reference to SEC file number 001-04601.

     This pricing supplement relates only to the securities and does not relate to the underlying stock. We have derived the information about the underlying stock issuer in this pricing supplement from publicly available documents, without independent verification. We have not participated in the preparation of any of the documents or made any “due diligence” investigation or any inquiry of the underlying stock issuer in connection with the offering of the securities. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the underlying stock issuer contained in this pricing supplement. Furthermore, we do not know whether the underlying stock issuer have disclosed all events occurring before the date of this pricing supplement — including events that could affect the accuracy or completeness of the publicly available documents referred to above, the market prices of the underlying stock and, therefore, the initial stock price and the final stock prices of the underlying stock that the calculation agent will use to determine the payment at maturity with respect to your securities. You, as an investor in the securities, should make your own investigation of the underlying stock issuer.

Historical Data

     The underlying stock is listed on the NYSE under the symbol “SLB”. The following table sets forth the high intra-day, low intra-day and quarter-end closing prices for the underlying stock. The information given below is for all four calendar quarters in 2004, 2005, 2006 and 2007, the first two calendar quarters in 2008 and the period from July 1, 2008 to August 26, 2008. On August 26, 2008, the closing price for the underlying stock was $98.00. The closing prices listed below were obtained from Bloomberg Financial Markets without independent verification. The historical closing prices of the underlying stock should not be taken as an indication of future performance, and no assurance can be given that the price of the underlying stock will not decrease such that you would receive less than the principal amount of your securities at maturity.

High Intra-Day, Low Intra-Day and Quarter-End Closing Price of the Underlying Stock

		High Intra-Day Price of the Underlying Stock	Low Intra-Day Price of the Underlying Stock	Quarter/Period-End Closing Price of the Underlying Stock
Quarter/Period-Start Date	Quarter/Period-End Date

01/01/2004	03/31/2004	33.38	26.27	31.93
04/01/2004	06/30/2004	32.35	27.38	31.76
07/01/2004	09/30/2004	33.93	29.32	33.66
10/01/2004	12/31/2004	34.95	30.51	33.48
01/01/2005	03/31/2005	39.16	31.57	35.24
04/01/2005	06/30/2005	39.23	32.31	37.97
07/01/2005	09/30/2005	43.90	37.43	42.19
10/01/2005	12/31/2005	51.49	38.65	48.58
01/01/2006	03/31/2006	65.88	49.20	63.29
04/01/2006	06/30/2006	74.75	54.00	65.11
07/01/2006	09/30/2006	68.55	54.23	62.03
10/01/2006	12/31/2006	69.30	56.85	63.16
01/01/2007	03/31/2007	71.17	55.68	69.10
04/01/2007	06/30/2007	89.20	68.25	84.94
07/01/2007	09/30/2007	108.75	81.26	105.00
10/01/2007	12/31/2007	114.84	87.42	98.37
01/01/2008	03/31/2008	102.71	72.30	87.00
04/01/2008	06/30/2008	110.11	85.72	107.43
07/01/2008	08/26/2008	111.95	88.86	98.00

TAXATION IN THE UNITED STATES

     The following is a general description of certain United States federal income tax considerations relating to the securities. The following does not purport to be complete analysis of all tax considerations relating to the securities. Prospective purchasers of the securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the securities and receiving payments under the securities. This summary is based on the law as in effect on the date of this pricing supplement and is subject to any changes in law that may take effect after such date. This summary does not address all aspects of United States federal income taxation of the securities that may be relevant to you in light of your particular circumstances, nor does it address all of our tax consequences if you are a holder of securities who is subject to special treatment under the United States federal income tax laws.

     The following discussion supplements and should be read together with the discussion in the prospectus supplement and the prospectus under “Taxation in the United States”. Unless otherwise noted, this discussion is only applicable to you if you are a U.S. Holder (as defined in the accompanying prospectus). The following discussion represents the opinion of Allen & Overy LLP and does not address all U.S. Federal income tax matters that may be relevant to a particular prospective holder. Prospective holders should consult their own tax advisers as to the consequences of acquiring, holding and disposing of securities under the tax laws of the country of which they are resident for tax purposes as well of under the laws of any state, local or foreign jurisdiction.

     General. There is currently no statutory, judicial or administrative authority that directly addresses the U.S. tax treatment of holders of the securities. Pursuant to the terms of the securities, by purchasing a security, you agree with us to treat such security as consisting of (1) a Put Option that requires you to purchase the underlying stock from us for an amount equal to the Deposit if a knock-in event has occurred and the closing price of the underlying stock on the valuation date is less than the initial stock price and (2) a Deposit of cash in an amount equal to the principal amount of a security to secure your potential obligation to purchase the underlying stock. Accordingly, under this characterization, the stated interest payments on the securities is divided into two components for U.S. Federal income tax purposes, a portion of which is treated as interest on the Deposit consisting of monthly payments equaling [•]% on an annualized basis and characterized as discount for U.S. federal income tax purposes (as described below under “Interest Payments on the Securities”, and the remainder of which is the Put Premium attributable to your sale of the Put Option to us. We are not requesting a ruling from the IRS with respect to the securities, and we cannot assure you that the IRS will agree with the conclusions expressed in this pricing supplement or the accompanying prospectus supplement and prospectus regarding the treatment of the securities and our allocation of stated interest payments on the securities. If the IRS successfully argues that the securities and the allocation should be treated differently, the timing and character of any inclusion in income in respect of your securities may be affected. Except as provided in “Alternative Characterization of the Securities” below, the remainder of this discussion assumes that the securities are treated as described above.

     Interest Payments on the Securities. We, and by your purchase of the securities, you, agree to treat the Deposit as a debt instrument for U.S. Federal income tax purposes. Interest paid with respect to the Deposit will be taxable to you as ordinary interest income at the time it accrues or is received, in accordance with your regular method of accounting.

     Put Premium on the Securities. The Put Premium generally will not be taxable to you upon receipt. If the Put Option expires unexercised and a cash payment is made to you upon maturity of the securities (whether by automatic redemption, at maturity or otherwise), you will recognize with respect to the Put Option component of the securities, short term capital gain equal to the total Put Premium received.

     If we exercise the Put Option (i.e., the underlying stock is delivered upon maturity of the securities), you will not recognize any gain or loss with respect to the Put Option other than with respect of any cash received in lieu of fractional shares. Your adjusted basis in the Underlying stock received will equal the Deposit, plus accrued but unpaid discount on the Deposit, less the total Put Premium received. Your holding period for any underlying stock received will commence on the day after the delivery of the underlying stock. To the extent you receive any cash in lieu of fractional shares, you will generally recognize short-term capital gain or loss in an amount equal to the difference between the amount of such cash received and your basis in the fractional shares, which is determined by allocating your total adjusted basis in the underlying stock between the amount of cash received and the relative fair market value of the underlying stock actually received.

     Sale, Exchange, Cash Redemption or Other Disposition of the Securities. Upon the sale, exchange, cash-settlement in redemption (whether by automatic redemption or at maturity) or other taxable disposition of the securities for cash, you will be required to apportion the amount you receive between the Deposit and the Put Option according to their respective values on the date of the sale or exchange. You will generally recognize gain or loss with respect to the Deposit in an amount equal to the difference between the amount you receive that is apportioned to the Deposit and your adjusted basis in the Deposit. Your adjusted basis in the Deposit will generally equal the principal amount of your securities, increased by the amount of any income you have recognized in connection with the Deposit and decreased by the amount of any payment received with respect to the Deposit. Such gain or loss will be short-term capital gain or loss, except to the extent attributable to accrued discount on the Deposit, which would be taxable as such as described under “Interest Payments on the Securities” above.

     With respect to the Put Option, the amount of cash you receive upon the sale or exchange of the securities that is apportioned to the Put Option plus the total Put Premium previously received will be treated as short term capital gain. If on date of the sale or exchange of the securities, the value of the Deposit is in excess of the amount you received upon such sale or exchange, then you will be treated as having made a payment to the purchaser equal to the amount of such excess in exchange for the purchaser’s assumption of your rights and obligations under the Put Option. In such a case, you will recognize short-term capital gain or loss equal to the difference between the total Put Premium you previously received in respect of the Put Option and the amount of the deemed payment made by you to the purchaser with respect to the assumption of the Put Option. The amount of the deemed payment will be treated as an amount received with respect to the Deposit in determining your gain or loss with respect to the Deposit.

     Possible Alternative Treatment. Notwithstanding our mutual contractual obligation to treat the securities in accordance with the above characterization, there is currently no statutory, judicial or administrative authority that directly addresses the proper treatment of the securities for U.S. Federal income tax purposes. Accordingly, no assurance can be given that the IRS will agree with, or that a court will uphold, the characterization and treatment of the securities described above. If the IRS successfully asserts an alternative characterization of the securities, the timing and the character of any income with respect to the securities may differ from that described above. For example, it is possible that the IRS might assert that the securities should be treated as a single debt instrument, in which case the securities would be subject to the Treasury Regulations governing contingent payment debt instruments. If the IRS were successful in doing this, then, among other matters, you would be required to accrue original issue discount on the securities at a yield comparable to the yield at which we would issue similar noncontingent bonds, determined at the time of issuance of the securities (plus ordinary income in the form of positive adjustments to reflect the payment of income in excess of such yield); and, on the sale, exchange, maturity, redemption or other taxable disposition of the securities, you would recognize ordinary income, or ordinary loss to the extent of your aggregate prior ordinary income inclusions and capital loss thereunder, rather than capital gain or loss.

     In addition to potential alternative treatments under current tax law, it is also possible that the tax law may be changed by legislative or regulatory action, possibly with retroactive effect. However, it is not possible to predict whether or when such action will occur and the effect of such potential changes is uncertain.

     Prospective purchasers of the securities should review the “Taxation in the United States” section in the prospectus supplement and the prospectus for a further discussion of the U.S. Federal income tax considerations and consult their tax advisers as to the consequences of acquiring, holding and disposing of the securities under the tax laws of the country of which they are resident for tax purposes as well as under the laws of any state, local or foreign jurisdiction.

USE OF PROCEEDS AND HEDGING

     The net proceeds from the sale of the securities will be used as described under “Use of Proceeds” in the accompanying prospectus and to hedge market risks of Eksportfinans associated with its obligation to pay the amount due on the securities at maturity.

     The hedging activity discussed above may adversely affect the market value of the securities from time to time and the payment you will receive on the securities at maturity. See “Risk Factors — Hedging transactions may affect the return on the securities” and “Risk Factors — Potential conflicts of interest could arise” for a discussion of these adverse effects.

SUPPLEMENTAL PLAN OF DISTRIBUTION

     The securities are being purchased by Wachovia Capital Markets, LLC (the agent) as principal, pursuant to a terms agreement dated as of [•], 2008 between the agent and us. The agent has agreed to pay our out-of-pocket expenses of the issue of the securities.

     From time to time, the agent and its affiliates have engaged, and in the future may engage, in transactions with and performance of services for us for which they have been, and may be, paid customary fees. In particular, an affiliate of the agent is our swap counterparty for a hedge of our obligation under the securities.

     In the future, the agent and its affiliates may repurchase and resell the offered securities in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices.

     The agent named below has committed to purchase all of those securities if any are purchased. Under certain circumstances, the commitments of non-defaulting underwriters may be increased.

Underwriter	Aggregate principal amount

Wachovia Capital Markets, LLC	$ [•]
Total	$ [•]

     The agent named above proposes to offer the securities in part directly to the public at the maximum public offering price set forth on the cover page of this pricing supplement and in part to Wachovia Securities, LLC, Wachovia Securities Financial Network, LLC or certain securities dealers at such prices less a selling concession not to exceed $[•] per security.

     Proceeds to be received by Eksportfinans in this offering will be net of the underwriting discount, commission and expenses payable by Eksportfinans.

     After the securities are released for sale in the public, the offering prices and other selling terms may from time to time be varied by the agent.

     The securities are new issues of securities with no established trading markets. We have been advised by the agent that the agent intends to make a market in the securities but is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the securities.

     Settlement for the securities will be made in immediately available funds. The securities will be in the Same Day Funds Settlement System at DTC and, to the extent the secondary market trading in the securities is effected through the facilities of such depositary, such trades will be settled in immediately available funds.

     Eksportfinans has agreed to indemnify the agent against certain liabilities, including liabilities under the Securities Act of 1933.

     This pricing supplement and the attached prospectus and prospectus supplement may be used by Wachovia Capital Markets, LLC or an affiliate of Wachovia Capital Markets, LLC, in connection with offers and sales related to market-making or other transactions in the securities. Wachovia Capital Markets, LLC or an affiliate of Wachovia Capital Markets, LLC, may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale or otherwise.

     From time to time the agent engages in transactions with Eksportfinans in the ordinary course of business. The agent has performed investment banking services for Eksportfinans in the last two years and has received fees for these services.

     Wachovia Capital Markets, LLC, as agent, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit reclaiming a selling concession from a syndicate member when the securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would otherwise be in the absence of such transactions.

     No action has been or will be taken by Eksportfinans, the agent or any broker-dealer affiliates of either Eksportfinans or the agent that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement and prospectus, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on Eksportfinans, the underwriters or any broker-dealer affiliates of either Eksportfinans or the agent. In respect of specific jurisdictions, please note the following:

     The securities, and the offer to sell such securities, do not constitute a public offering in Argentina. Consequently, no public offering approval has been requested or granted by the Comisión Nacional de Valores, nor has any listing authorization of the securities been requested on any stock market in Argentina.

     The securities will not be offered or sold to any persons who are residents of the Bahamas within the meaning of the Exchange Control Regulations of 1956 issued by the Central Bank of the Bahamas.

     The securities may not be offered or sold to the public in Brazil. Accordingly, the securities have not been submitted to the Comissão de Valores Mobiliários for approval. Documents relating to this offering may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

     Neither the securities nor Eksportfinans are registered in the Securities Registry of the Superintendency of Securities and Insurance in Chile.

     The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.